UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          SOPAC CELLULAR SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                              20-5302617
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

      4438 Vesper Avenue, Suite 2
           Sherman Oaks, CA                                         91403
(Address of principal executive offices)                          (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: Not applicable

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
333-138217 (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

NON-CUMULATIVE VOTING

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. Our officer and director owns 59% of our outstanding shares.

CASH DIVIDENDS

As of the date of this report, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

ITEM 2. EXHIBITS

3.1 Articles of Incorporation of Registrant (incorporated by reference herein from Exhibit 3.1 to Form SB-2, Registration No. 333-138217)

3.2 By-Laws of Registrant (incorporated by reference herein from Exhibit 3.2 to Form SB-2, Registration No. 333-138217)

4    Specimen Stock Certificate

99 Subscription Agreement (incorporated by reference herein from Exhibit 99 to Form SB-2, Registration No. 333-138217)

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
                                    SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                         SOPAC CELLULAR SOLUTIONS INC.


Date: April 24, 2012                     By: /s/ Ezra E. Ezra
                                            ------------------------------------
                                            Ezra E. Ezra
                                            Chief Executive Officer


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